NEUBERGER BERMAN ALTERNATIVE FUNDS
CLASS A
 ADMINISTRATION AGREEMENT

SCHEDULE A

The Class A of the Series of Neuberger Berman Alternative Funds currently subject to this Agreement is as follows:

Neuberger Berman Absolute Return Multi-Manager Fund
Neuberger Berman Global Allocation Fund
Neuberger Berman Hedged Option Premium Fund
Neuberger Berman Long Short Credit Fund
Neuberger Berman Long Short Fund
Neuberger Berman Long Short Multi-Manager Fund
Neuberger Berman Multi-Asset Income Fund
Neuberger Berman Risk Balanced Commodity Strategy Fund
 Neuberger Berman U.S. Equity Index PutWrite Strategy Fund

Date: April 4, 2017